EXHIBIT 99.1

Tekelec Announces CFO Resignation;
Paul Pucino to Continue through Q4 Earnings Announcement

CALABASAS, Calif.—(BUSINESS WIRE)—Dec. 13, 2004—Tekelec (NASDAQ:TKLC), a leading developer of telecommunications products for next-generation fixed, mobile and packet networks, today announced that Paul Pucino, Senior Vice President and Chief Financial Officer, has announced his resignation effective on or about January 31, 2005, in order to assume the position of Executive Vice President and Chief Financial Officer of Digital Insight, a provider of outsourced online banking applications and services to financial institutions. Pucino will retain his position through the announcement of Tekelec’s Q4 2004 earnings. Tekelec has initiated a search for Mr. Pucino’s successor.

“I want to thank Paul for his contributions over the past four and one-half years,” said Fred Lax, Tekelec’s president and CEO. “He has been a valuable contributor as Tekelec has broadened its product portfolio and global presence and we wish him well in his new position. We appreciate Paul’s ongoing commitment to Tekelec during the transition process.”

About Tekelec

Tekelec is a leading supplier of now and next-generation signaling and switching telecommunications solutions, network performance management technology, and value-added applications. Tekelec’s innovative solutions are widely deployed in traditional and next-generation wireline and wireless networks and contact centers worldwide. Corporate headquarters are located in Calabasas, CA, with research and development facilities and sales offices throughout the world. For more information, please visit www.tekelec.com.

CONTACT:
Tekelec
Mike Attar, (818) 880-7821
michael.attar@tekelec.com
SOURCE: Tekelec

4